Contact Information:                                              Stacey Yonkus
                                                              Asbury Automotive
                                                                 (212) 885-2512
                                                        investor@asburyauto.com





                      Asbury Automotive Group to Present at
                     Stephens Specialty Retailing Conference


     New York, NY. - March 11, 2005 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that it will participate in the Stephens Inc. Specialty Retailing Conference in New York City. The Company also announced it would provide a live audio web cast of the investor presentation, accessible via its website.

     President and CEO Kenneth B. Gilman and Senior Vice President and CFO J. Gordon Smith are scheduled to present at the conference at 9:00 a.m. Eastern Time on Tuesday March 15, 2005. The live web cast is accessible via the Company's website at www.asburyauto.com, under the "Investor Relations" section of the site. A replay of the web cast and the presentation slides will be available on the Company's website for two weeks following the presentation.


About Asbury Automotive Group

     Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2004 revenue of approximately $5.3 billion. Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 96 retail auto stores, encompassing 132 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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